EXHIBIT 99.1

Smith-Midland Announces Chief Financial Officer Transition

Stephanie Poe Promoted to Chief Financial Officer

MIDLAND, VA – December 14, 2022 – Smith-Midland Corporation (NASDAQ: SMID), a provider of innovative, high-quality proprietary and patented precast concrete products and systems, announced today that Stephanie Poe, the Company’s current Controller, has been promoted to the Company’s Chief Financial Officer effective January 1, 2023. AJ Krick, who has served as the Company’s Chief Financial Officer since 2018, is leaving the Company to start his own CPA business, and will serve in a consulting capacity with the Company to help ensure a smooth transition.

Ms. Poe has been with Smith-Midland since 2017. Prior to joining the Company, she began her career in public accounting at Ernst and Young. Ms. Poe earned her B.S. in Accounting from Appalachian State University and a Masters in Accounting from George Mason University, and is a Certified Public Accountant in the Commonwealth of Virginia.

“Stephanie has excelled in her current role as Controller and has extensive knowledge of our business, the financials, and our processes during her five-year tenure with Smith-Midland. She has served as a leader in numerous roles in accounting across our business and I look forward to working with her in her new position,” said Ashley Smith, President and Chief Executive Officer of Smith-Midland.

Smith also spoke highly of Krick. “Over the past eight years, during AJ’s tenure, we have become a stronger company. Since hiring AJ in 2014 the Company has had over 200% growth in total assets and total equity, revenue growth of 125%, uplisted to Nasdaq, and had eight straight years of positive earnings. On behalf of myself, the Board, our stakeholders and our employees, I would like to thank AJ for his instrumental contributions to the Company’s success and wish him the very best in his next venture.”

Krick said, “It has been a tremendous pleasure to work alongside the team at Smith-Midland. The Company is positioned extremely well with a strong balance sheet and positive market outlook to take advantage of current tailwinds, and I look forward to following their future success. I want to thank Smith-Midland for the opportunity they provided me over the past eight years.”

About Smith-Midland Corporation

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities located in Midland, VA, Reidsville, NC, and Columbia, SC, and operates Concrete Safety Systems, the Company’s J-J Hooks Safety Barrier rental division. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risk that the coronavirus outbreak may adversely affect future operations, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, delays in approvals of customer drawings, general business and economic conditions, including recessions, out debt exposure, the effect of the Company’s accounting policies and other risks detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Media and Sales Inquiries:

info@smithmidland.com

(540) 439-3266

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

(214) 872-2710